UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported) November 2, 2007

COPPER ROAD, INC.

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(Exact name of registrant as specified in its charter)

Nevada	20-5163482
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

598 – 999 Canada Place, Vancouver, British Columbia V6C 3E1

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(Address of principal executive offices including postal code)

604-608-2861

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(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Copper Road, Inc. has entered into a Joint Venture Agreement with Springfield Minerals Pty Ltd., and RMG Limited, both of Cottesloe, Western Australia. Under the Joint Venture Agreement, Springfield has agreed that the Company may acquire up to an 80% interest in two exploration tenements held by Springfield by spending $5 million within three years in these tenements in Western Australia.

The project areas are located to the East of Leigh Creek 570 kms North of Adelaide in South Australia. Tenements that make up the four project areas are Exploration License 3812 that makes up an area of 466 sq k and is situated 50 kilometers east of Leigh Creek and exploration license 3813 that makes up an area of 122 square kilometers and is situated 85 kilometers east of Leigh Creek. The tenements are in the northern part of the Adelaide Geosyncline, a deformed sedimentary basin of Late Proterozoic to Middle Cambrian age, flanked by crystalline basement complexes of the Gawler and Curnamona Cratons. Lead, zinc and copper mineralization is found throughout the geosynclines generally associated with Cambrian marine shelf carbonate lithologies.

Under the terms of the agreement, Copper Road must spend $2 million to earn an initial 40% interest in the joint venture. Copper Road may spend an additional $3 million for an additional 40% interest (total 80%). Upon earning the 80% interest, Copper Road will have the right to offer to convert the remaining 20% to a 5% Net Smelter Return. Springfield has a right to reject this offer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunder duly authorized.

COPPER ROAD, INC.

By: /s/ Darren Hayes
Darren Hayes
President and Director

November 8, 2007